SWIFT CAPITAL

FUTURE RECEIVABLES SALE AGREEMENT

This **FUTURE RECEIVABLES SALE AGREEMENT** ("Agreement") dated October 28, 2014 ("Effective Date"), is made by and between Swift Financial Corporation, a Delaware Corporation ("Purchaser"), and

KCI Investments, LLC

("Business").

This Agreement shall be deemed binding and effective on each of the Purchaser and the Business as of the dates under their respective signatures.

Purchase Price: (The dollar amount Purchaser is paying for the Amount Sold.)	**$300,000.00**
Amount Sold: (The dollar value of the Future Receivables being sold.)	**$443,700.00**
Purchased Percentage: (The percentage of Future Receivables Business agrees to remit to Purchaser each day.)	**6%**
Alternative Daily Amount: (The dollar amount to be collected, in certain circumstances as described below, from Business's Direct Debit Account each business day.)	**$1,848.75**
Origination Fee: (The fee to process Business's application, collected from Business's Direct Debit Account the first business day after Business receives the Purchase Price - calculated at **0%** of the Purchase Price.)	**$0.00**

Purchaser and Business agree as follows:

1. Sale. In exchange for the Purchase Price, Business hereby sells to Purchaser the Purchased Percentage of Business's Future Receivables up to the Amount Sold and shall pay the Purchased Percentage to Purchaser until such time as Purchaser receives the full Amount Sold and any assessed fees as may be applicable. **Business may use the Purchase Price solely for business purposes and not for personal, family or household purposes.** Business agrees that use of the Purchase Price for personal purposes will result in a default under the Agreement. There is no interest rate and no fixed time period during which the Amount Sold must be collected by Purchaser. Business going bankrupt or going out of business, in and of itself, does not constitute a breach of this Agreement. Purchaser is entering into this Agreement knowing the risks that Business's business may slow down or fail, and Purchaser assumes these risks based on Business's representations, warranties and covenants in this Agreement, which are designed to give Purchaser a reasonable and fair opportunity to receive the benefit of its bargain.

"Future Receivables" means:

☐ Any and all funds that Business receives from the use by Business's customers of credit cards, charge cards, debit cards, prepaid cards, benefit cards, or similar cards to purchase Business's products and/or services (including, without limitation, any such funds that are processed by Business's card processor(s)).

☒ Any and all funds that Business receives from the use by Business's customers of cash, checks, money orders, electronic transfer, cards (including, without limitation, credit cards, charge cards, debit cards, prepaid cards, benefit cards, or similar cards) or other forms of payment to purchase Business's products and/or services (including, without limitation, any such funds that are processed by Business's card processor(s)).

This Agreement and the resulting sale of Business's Future Receivables is a commercial transaction. Because this is a

sale and not a loan, there is no repayment term. If Business's business slows down and the rate of receipt of Future Receivables decreases or if Business's business closes (and Business has not violated the terms of this Agreement), Business will not be in default under this Agreement.

Business cannot sell its Future Receivables to anyone else during the term of this Agreement without the prior written consent of Purchaser. Violation of this requirement could result in default charges and the entire Amount Sold and any assessed fees will be immediately due to Purchaser. See the Terms and Conditions for an explanation of the events of default, the consequences of default, and the circumstances under which the individuals that sign this Agreement may be personally liable. The events of default in the Terms and Conditions include, without limitation:

- **Changing bank accounts without Purchaser's consent**
- **Selling the Business**
- **Failing to provide copies of any documents related to the Business's card processing activity or financial and banking affairs within 5 days of a request by Purchaser**
- **Adding a bank account without Purchaser's consent**
- **Selling the Business's Future Receivables to another company or entering into another financial obligation that requires the Business to make daily payments without Purchaser's consent**
- **Changing processors without Purchaser's consent**
- **Excessive returned items**
- **Using the Purchase Price for personal, family or household purposes**

Purchaser's obligations under this Agreement will not be effective unless and until Purchaser has completed its review of the Business and has executed this Agreement. Prior to executing this Agreement, Purchaser may conduct a processing trial to determine whether the Purchased Percentage or Alternative Daily Amount will be correctly processed and/or reported to Purchaser. If the processing trial is not completed to Purchaser's satisfaction, Purchaser will refund to Business all funds that were retained by Purchaser during the processing trial.

2. Timing, Method of Payment by Purchaser. Purchaser will pay the Purchase Price or any portion thereof to Business only at a time, and through a method, acceptable to Purchaser and at Purchaser's sole discretion.

3. Right to Cancel. Business may cancel this transaction at any time within ten (10) days after Purchaser forwards the Purchase Price to Business. In order to cancel the transaction, Business must return to Purchaser all amounts of the Purchase Price that have been paid to Business within ten (10) days after Business has received any portion of the Purchase Price.

4. Terms and Conditions. This Agreement is subject to certain Terms and Conditions, (together with any future amendments, the "Terms and Conditions") contained in a separate document. Purchaser can amend any of the Terms and Conditions, to the extent not prohibited by law, by giving Business prior written notice. However, unless Business has breached this Agreement including any of the Terms and Conditions, Purchaser cannot increase the Purchased Percentage or Alternative Daily Amount without Business's prior written consent. Should Business enter into an additional contract with Purchaser subsequent to the date of this Agreement, the applicable version of the Terms and Conditions shall apply and be incorporated by reference as if set forth fully therein.

5. Fees and Other Charges. Purchaser does NOT CHARGE ANY BROKER FEES to Businesses that sell their Future Receivables to Purchaser. If Business is charged such a fee, it is not being charged by Purchaser. Additionally, because this is not a loan, Purchaser does not charge any interest, finance charges, points, late fees or similar fees (except as permitted by applicable law in connection with civil judgments). Purchaser is purchasing the Future Receivables at a discount. Purchaser may, at its discretion, charge the following fees:

- **Origination Fee**: an origination fee of up to 2.5% of the Purchase Price may be assessed by the Purchaser. If assessed, the origination fee will be collected from Business's Direct Debit Account the

first business day after Business receives the Purchase Price.

- **Returned Item Fee**: a returned item fee of $35.00 will be assessed if, for any reason, (a) a check, draft or similar instrument issued by the Business or an individual that signs this Agreement is not honored or cannot be processed; or (b) an electronic debit is returned unpaid or cannot be processed (each, a "Returned Item"). Business and any individual that signs this Agreement authorize Purchaser to resubmit Returned Items in its discretion. At Purchaser's option, Purchaser will assess this fee the first time Business's payment is not honored or paid, even if it is later honored or paid following resubmission. Any check, draft or similar instrument may be collected electronically if returned for insufficient or uncollected funds.
- **Collections Administration Fee**: upon any Event of Default described in the Terms and Conditions, Business will be charged a fee equal to 10% of the remaining Amount Sold.
- **Stacking Fee**: if Business sells any of Business's Future Receivables without Purchaser's prior written consent (including, but not limited, to Business entering into a financing arrangement requiring Business to make daily payments), in addition to any Collections Administration Fee, Business will be charged 10% of the original Amount Sold.
- **Electronic Access Fee**: if Business fails to assist Purchaser in maintaining access to electronic bank information for the Approved Accounts, in addition to any Collections Administration Fee, Business will be charged 5% of the remaining Amount Sold.

Purchaser is not required to provide prior notice to Business of the assessment of any Origination Fee, Returned Item Fee, Collections Administration Fee, Stacking Fee, Electronic Access Fee, or Costs of Collection as defined in the Terms and Conditions.

6. Purchased Percentage and Remittance Method. Purchaser agrees to accept the daily remittance of the Purchased Percentage in one of the following ways: (i) directly from Business's card processor ("Direct Split"); (ii) by debiting, via ACH, the Business's bank account ("Direct Debit"); or (iii) by debiting a deposit account established by Business that is approved by Purchaser ("Lockbox"). Purchaser may decide in its sole discretion which of the foregoing three methods it will accept for the remittance of the Amount Sold. Purchaser may, in its sole discretion, at any time, upon notice to Business, change the method by which it will accept the remittance of the Purchased Percentage from one of the three foregoing methods to another of the three foregoing methods. Business agrees to provide any and all approvals, documents and assistance required to complete a change in remittance method.

If Purchaser agrees to accept the remittance of the Purchased Percentage directly from the Business's card processor using the Direct Split method, Business agrees to enter into an agreement with a card processor acceptable to Purchaser ("Processor"), and authorizes Processor to pay the Purchased Percentage directly to Purchaser rather than to Business until the Amount Sold and any assessed fees have been forwarded by Processor to Purchaser. This authorization is irrevocable, absolute and unconditional. Business further acknowledges and agrees that the Processor will be acting on behalf of Purchaser to collect the Purchased Percentage. Business hereby irrevocably grants Processor the right to hold the Purchased Percentage and to pay Purchaser directly (at, before or after the time Processor credits or remits to Business the balance of the Future Receivables not sold by Business to Purchaser) until the entire Amount Sold and any assessed fess have been forwarded to Purchaser. Business acknowledges and agrees that Processor may provide Purchaser with Business's credit card, debit card and other payment card and instrument processing history, including without limitation Business's chargeback history and any communications about Business received by Processor from a card processing system, as well as any other information Purchaser deems pertinent. Business understands that Purchaser does not have any power or authority to control the Processor's actions with respect to the authorization, clearing, settlement and other processing of transactions and that Purchaser is not responsible for the Processor's actions. Business agrees to hold Purchaser harmless for the Processor's actions or omissions.

If Purchaser agrees to accept the remittance of the Purchased Percentage or the Alternative Daily Amount by debiting the Business's bank account using the Direct Debit method, Business irrevocably authorizes Purchaser or its designated successor or assignee to withdraw the Purchased Percentage or the Alternative Daily Amount by initiating a debit via the Automatic Clearing House ("ACH") system to the Business's' bank account (as listed in Business's application or this Agreement) (the "Direct Debit Account") or such Approved Accounts that Business maintains. In the event Purchaser withdraws an incorrect amount from Business's Direct Debit Account, Business authorizes Purchaser to credit the Direct Debit Account for the appropriate amount. Business agrees and understands that the Purchased Percentage may be estimated by Purchaser (and such estimate may be as high as 120% of the Alternative Daily Amount) for a preliminary period of up to two weeks following execution of the Agreement in lieu of a processing trial.

Business understands that, due to the timing of the receipt of data by Purchaser and the operations and rules of the ACH system as determined by the National Automated Clearing House Association ("NACHA"), the Direct Debit method may result in a mismatch between the timing of the receipt of Future Receivables and the timing of the debit.

Business hereby authorizes Purchaser or its designated successors or assigns to withdraw any amount now due or hereinafter due according to the Agreement, or any agreement entered into after the latest date on the signature page of this Agreement, between Business and Purchaser, by initiating debit entries to Business's Direct Debit Account or from the Approved Accounts or at such other bank as Business may from time to time use if approved in writing by Purchaser. Business agrees to be bound by the rules of the NACHA, as in effect from time to time.

To permit funding of the Purchase Price, Business hereby authorizes Purchaser to debit, via ACH, Business's Direct Debit Account for the Purchased Percentage or the Alternative Daily Amount each business day as specified in the Agreement until such time as the Amount Sold and any assessed fees have been paid in full. If, at the end of this Agreement, the Purchaser has collected more than $5.00 in excess of the Amount Sold and any assessed fees, Purchaser shall promptly return such excess to Business.

In the event of a default of Business's obligations per the Agreement or if Business changes its bank account or blocks Purchaser's ACHs as otherwise authorized by this Agreement, Business authorizes Purchaser to debit any of Business's bank accounts for the full amount due under the Agreement or any portion thereof. Further, Business authorizes its bank to accept and to charge any debit entries initiated by Purchaser to any of Business's bank accounts.

Business understands that the foregoing ACH authorization is a fundamental condition to induce Purchaser to accept the Agreement. Consequently, such authorization is intended to be irrevocable. In the event that Business terminates such ACH authorization, Purchaser, in its sole discretion, may deem such termination to be an Event of Default.

Purchaser may choose to delay the remittance of the Purchased Percentage if the amount of the Purchased Percentage of Future Receivables on any one day is less than $5.00.

If Purchaser agrees to accept the remittance of the Purchased Percentage by debiting a deposit account established by Business that is approved by Purchaser (a "Lockbox Account") using the Lockbox method, Business agrees to complete all necessary forms to establish the Lockbox Account. Business acknowledges and agrees that any funds deposited into the Lockbox Account by Business's card processor will remain in the Lockbox Account until the daily Purchased Percentage is withdrawn by Purchaser and then the remaining funds, minus any amount required to maintain the minimum balance for the account, will be forwarded to an Approved Account. If the Lockbox Account requires a minimum account balance, Purchaser may, in its sole discretion, fund the required minimum balance for the Lockbox Account out of the Purchase Price. If at any time Business informs Purchaser or Purchaser learns that a deposit has been made into the Lockbox Account that represents something other than Future Receivables, and Purchaser has removed the Purchased Percentage from such deposit, Purchaser shall either, at its option, return such amount to an Approved Account or deduct such amount from its next withdrawal of the Purchased Percentage.

7. **Alternative Daily Amount.** At Purchaser's option, Purchaser may allow Business to pay the Alternative Daily Amount each business day until Purchaser receives full payment of the Amount Sold and any assessed fees. Purchaser will collect, via ACH, the Alternative Daily Amount each business day from the Direct Debit Account using the Direct Debit method. Business shall deliver to Purchaser Business's monthly bank statements for all Approved Accounts within ten (10) days of Business's receipt thereof. If, upon Purchaser's receipt of Business's monthly bank statements for all Approved Accounts for a given month, such bank statements reflect that Purchaser has collected from the Direct Debit Account during such month an amount in excess of the Purchased Percentage of Business's Future Receivables for such month, Purchaser shall promptly credit the Direct Debit Account with an amount equal to the difference between (i) the amount actually collected by Purchaser from the Direct Debit Account during such month and (ii) an amount equal to the Purchased Percentage of Business's Future Receivables for such month. If, upon Purchaser's receipt of Business's monthly bank statements for all Approved Accounts for a given month, such bank statements reflect that Purchaser has collected from the Direct Debit Account during such month an amount less than the Purchased Percentage of Business's Future Receivables for such month, Business shall promptly owe and pay to Purchaser an amount equal to the difference between (i) the amount actually collected by the Purchaser from the Direct Debit Account during such month and (ii) an amount equal to the Purchased Percentage of Business's Future Receivables for such month. If the amount collected from the Direct Debit Account is within $5.00 of the Purchased Percentage of Business's Future Receivables for such month, neither Purchaser nor Business is required to make additional transfers for that month.

8. Performance Guaranty. By signing an FRSA on behalf of Business (each such signer, a "Guarantor"), the Guarantors hereby assume and, jointly and severally, guarantee the full, complete and timely performance of all of Business's obligations under the Agreement in the event that there has been a violation by the Business of any of the representations, warranties and covenants in Section 2 of the Terms and Conditions. In such instance, Guarantors shall perform under the FRSA including paying or causing to be paid any amounts due that Purchaser would otherwise be entitled to collect from Business, under the terms of this Agreement, including without limitation, under Section 8 and Section 9 of these Terms and Conditions, immediately, upon notice from Purchaser describing Business's violation(s) of the representations, warranties and covenants in Section 2 in summary form. This guarantee shall be a guarantee of performance and not a guarantee of collection. Purchaser may proceed to enforce its rights against each Guarantor or any other guarantor of Business' obligations from time to time, prior to, contemporaneously with or after any enforcement against Business or without any enforcement against Business. The obligations of Guarantors are unconditional and absolute and shall remain in full force and effect and without regard to and shall not be released, discharged or in any way affected by (a) any amendment to this Agreement; (b) any exercise or non-exercise of or delay on exercising any right, remedy, power or privilege under or in respect of this Agreement; (c) any bankruptcy, insolvency, arrangement, composition, assignment for the benefit of creditors, or similar proceeding commenced by or against Business or any of its officers, directors or principals; (d) defects in the formation or authority of Business; or (e) any other circumstance that might otherwise constitute a legal or equitable discharge of a guarantor or surety. If payment of any sum by Business is recovered as a preference of fraudulent conveyance under any bankruptcy or insolvency law, the liability of Guarantors under this guaranty shall continue and remain in full force and effect notwithstanding such recovery. The Guarantors to this Agreement are hereby notified that a negative credit report reflecting on his/her credit record may be submitted to a credit reporting agency if the provisions of this Section 13 are triggered by a violation by the Business. Each Guarantor acknowledges receiving a copy of this Agreement and having read the terms of this Agreement, including, without limitation, the guarantee set forth in this paragraph, and the Guarantor's signature on the FRSA will serve as confirmation that the Guarantor understands all terms and conditions of this Agreement. Each Guarantor agrees that this guarantee is continuing and absolute and that Purchaser may modify or extend the terms of this Agreement, or compromise, settle or release any other obligor under this Agreement without notice or consent by Guarantor and without affecting Guarantor's liability.

For the avoidance of doubt, Guarantor is obligated to pay the unpaid balance of the Amount Sold and any assessed fees only upon an Event of Default.

SWIFT CAPITAL

9. Authorization to Share Processing Data. Business hereby authorizes its acquiring institution or its designated POS processor to forward on a daily basis to any third party designated by Purchaser all electronic payment transaction records that its acquiring institution or its designated POS processor capture on its behalf (including, but not limited to, activity on Visa, MasterCard, American Express, Discover, Diners Club, JCB, or ATM Debit Cards and check truncation records).

10. Sales of Future Receivables. BUSINESS CANNOT SELL ITS FUTURE RECEIVABLES TO ANYONE ELSE OR ENTER INTO A FINANCING ARRANGEMENT REQUIRING DAILY PAYMENTS DURING THE TERM OF THIS AGREEMENT WITHOUT PURCHASER'S PRIOR WRITTEN CONSENT. VIOLATION OF THIS REQUIREMENT WILL RESULT IN AN EVENT OF DEFAULT AND THE ASSESSMENT OF CERTAIN FEES. THE ENTIRE AMOUNT SOLD AND ANY ASSESSED FEES WILL BE IMMEDIATELY DUE TO PURCHASER.

11. The entity or individual signing for Business below agrees that s/he has read, understood and agrees to abide by these contract terms and those contained in the Terms and Conditions attached hereto or incorporated herein by reference.

SWIFT FINANCIAL CORPORATION:		**BUSINESS:** KCI Investments, LLC	
By:	(Signature)	**By:**	[signature] (Signature)
Print Name:	Michael Coco	**Print Name:**	Kenneth Anstos
Title:	Treasurer	**Title:**	Owner
Date:		**Date:**	
Owner/ Guarantor:	(Signature)	**Additional/ Guarantor:**	[signature] (Signature)
Print Name:	Kenneth Anstos	**Print Name:**	Ken Antos
Date:		**Date:**	

Below please list all of Business's business checking accounts ("Approved Accounts"). Indicate which account Business would like to receive the Purchase Price deposited, and if different and applicable, indicate the Direct Debit Account for payments. Do not include any personal checking account information:

Deposit Funds	Withdraw Payments		
☑	☑	**Account #1** **Name of Business's Bank:** Chase Bank	**Routing #:** ____ **Account #:** ____
☐	☐	**Account #2** **Name of Business's Bank:**	**Routing #:** ____ **Account #:** ____
☐	☐	**Account #3** **Name of Business's Bank:**	**Routing #:** ____ **Account #:** ____

MCA-BCA-FRSA-TC-October2014-B Initials: [initials]

SWIFT CAPITAL

TERMS AND CONDITIONS

1. These Terms and Conditions are incorporated into any Future Receivables Sale Agreement (an "FRSA") between Purchaser and Business, (together, the "Agreement") and constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties.

2. Business's Representations, Warranties and Covenants. Business represents, warrants and covenants that, as of the date under the Business's signature on the signature page of the FRSA, and at all times that any portion of the Amount Sold and any assessed fees remain unpaid:

- **(i)** The Future Receivables are not subject to any claims, charges, liens, restrictions, encumbrances or security interests of any nature whatsoever not previously disclosed to Purchaser;
- **(ii)** Business has not and will not sell the Future Receivables to another party **WITHOUT PURCHASER'S PRIOR WRITTEN CONSENT**;
- **(iii)** Business will not conduct its business under any name other than as disclosed in the FRSA, will not change its business locations without the prior written consent of Purchaser, and will not temporarily close its business for renovations or other purposes;
- **(iv)** Business will not change or add credit card processors without the prior written consent of Purchaser;
- **(v)** If applicable, Business will not take any action to discourage the use of credit cards, debit cards or other payment cards, will not permit any event to occur that may have an adverse effect on the use, acceptance or authorization of credit cards, debit cards, or other payment cards for the purchase of Business's products and/or services; or to permit any event to occur that could cause a diversion of any of Business's Future Receivables from the card processor authorized by Purchaser to any other entity;
- **(vi)** Business will not undertake any transaction involving the sale of Business, either by an issuance, sale or transfer of ownership interests in Business that results in a change in ownership or voting control of Business, or by a sale or transfer of substantially all of the assets of Business;
- **(vii)** Business will not permit another person or company, including without limitation a franchisor company (if Business is a franchisee), to assume or take over the operation and/or control of the Business's business or business locations;
- **(viii)** Business is not the subject of a commercial bankruptcy that has not been discharged or dismissed;
- **(ix)** All information provided by Business to Purchaser in this Agreement, application, interview with Purchaser or otherwise and all of Business's financial statements and other financial documents provided to Purchaser are true and correct and accurately reflect Business's financial condition and results of operations;
- **(x)** Business will possess and maintain insurance in such amounts and against such risks as are necessary to protect its business and will show proof of such insurance upon demand;
- **(xi)** Business has and is in compliance with all permits, licenses, approvals, consents and authorizations necessary to conduct its business and will promptly pay all necessary taxes, including but not limited to employment and sales and use taxes, and Business shall make any payments that Business is required to make pursuant to, and in accordance with the requirements of, any tax payment programs in which Business participates;
- **(xii)** Business and the person(s) signing this Agreement on behalf of Business have full power and authority to enter into and perform the obligations under this Agreement;
- **(xiii)** Business is financially solvent (i.e. the assets that Business owns exceed the value of Business's liabilities) as of the date under the Business's signature on the signature page of the FRSA only;
- **(xiv)** Business's execution and performance of this Agreement will not conflict with any other agreement, obligation, promise, court order, administrative order or decree, law or regulation to which Business is subject; and Business will, subject to the terms of this Agreement, continue to conduct all aspects of its business consistent with past practices;
- **(xv)** Business will not share with third parties its portal log-on credentials provided by Purchaser;
- **(xvi)** Business will use the Purchase Price solely for business purposes and not for personal, family or household expenses;
- **(xvii)** Business will promptly return the entire Amount Sold to Purchaser if it discovers that it is in violation of any of the provisions of this Section 2 or if it becomes insolvent within one month of the date of this Agreement.

3. Approved Account. If Purchaser elects to collect the Purchased Percentage from a Business's bank account, Business will maintain an account (the "Direct Debit Account") for its Future Receivables, will ensure that all of its Future Receivables are deposited in, or otherwise credited to, the Direct Debit Account, and will not change or add bank accounts without the prior written approval of Purchaser. Any bank accounts that have been approved by Purchaser shall be "Approved Accounts." Business may maintain more than one Approved Account. Business will not permit any event to occur that could cause a diversion of any of Business's Future Receivables from the Direct Debit Account to any other entity or individual. Business agrees to complete all necessary forms to establish the Direct Debit Account and will ensure that all Future Receivables are deposited in, or otherwise credited to, the Direct Debit Account (including, without limitation, by (i) depositing all cash, checks and money orders into the Direct Debit Account no later than the business day following the business day upon which they were received by Business; (ii) directing all electronic transfer payments to be directly deposited into the Direct Debit Account; and (iii) directing any of Business's card processors to directly deposit all card processing payments into the Direct Debit Account) until Purchaser receives full payment of the Amount Sold and any assessed fees. Business will provide Purchaser and/or its authorized agents with all information, authorizations and passwords that are necessary for verifying Business's receivables, receipts, and deposits into the Direct Debit Account. Business acknowledges and agrees that the Purchased Percentage of any Future Receivables deposited into an Approved Account will remain in an Approved Account until the applicable Purchased Percentage amount of such Future Receivables is withdrawn from the Direct Debit Account by Purchaser. Business acknowledges that the Purchased Percentage of Future Receivables is the sole property of the Purchaser. Business will be held responsible for any fees incurred by Purchaser resulting from any rejected ACH debit. Purchaser is not responsible for any overdraft fees or rejected transactions that may result from Purchaser's collection of the Purchased Percentage or Alternative Daily Amount in accordance with the terms of this Agreement. If an Approved Account (such as a Lockbox Account) requires a minimum account balance, Purchaser may, in its sole discretion, fund the required minimum balance for an Approved Account out of the Purchase Price.

4. Indemnity. Business will indemnify, defend and hold Purchaser harmless from and against any and all direct and third party suits, costs, causes of action, judgments, complaints, orders, and claims, including without limitation reasonable attorney's fees (each a "Claim") arising from or relating to any claim that Business has breached this Agreement or that any representation, warranty, or statement Business has made is not accurate in any respect. Purchaser will notify Business of any claim for indemnity hereunder, select counsel of Purchaser's choice and Business will promptly pay all defense costs and satisfy any judgments. Purchaser will not settle any Claims that require Business's payment of funds to any third party without Business's reasonable approval.

5. Business Information. Business hereby authorizes Purchaser to contact any credit reporting or database service, Business's current, prior or third party card processors, and Business's current and prior banks (including, without limitation, the bank where any Approved Account will be maintained) so that Purchaser may obtain whatever information Purchaser determines is necessary to review Business's application or to monitor and maintain Business's account. Such information may include, without limitation, Business's credit history, credit card, debit card and other payment card and instrument processing history (including, without limitation, Business's chargeback history), as well as any other information Purchaser deems pertinent. Business further authorizes Purchaser to provide information about the Business's performance pursuant to this Agreement to any credit reporting service.

To ensure that any personal information provided to Purchaser is protected, Purchaser uses TRUSTe for data protection. The TRUSTe Websites seal indicates that TRUSTe has reviewed a website's privacy policy and it adheres to TRUSTe's privacy program requirements. The seal also indicates that a website participates in TRUSTe's privacy dispute resolution services and is subject to site privacy scans to detect vulnerabilities. For more information about the Purchaser's data protection practices, please read the Purchaser's privacy policy, located by clicking the TRUSTe button at https://www.swiftcapital.com/.

The Purchaser may refer lead and other information to partners. More information on the Purchaser's referral processes can be found in the Purchaser's privacy policy.

6. Telephone Monitoring, Recording and Contacts. Purchaser may choose to monitor and/or record telephone calls with Business and its owners, employees or agents. These calls are monitored and/or recorded solely for evaluation by supervisors, training, monitoring for compliance purposes, collections, and quality control. By signing this Agreement, Business agrees that any call between Purchaser or its agents and representatives and Business or a

representative of Business may be monitored and/or recorded for these purposes. Business further agrees that: (i) it has an established business relationship with Purchaser and may be contacted from time to time regarding transactions with Purchaser; (ii) such contacts are not considered unsolicited or inconvenient; and (iii) any such contact may be made using any cellular or other telephone number that Business or its representative has provided to Purchaser, using any e-mail address Business or its representative has provided to Purchaser, or using an automated dialing and announcing or similar device, unless prohibited by law. This authorization is binding upon Business upon signing this Agreement and will not be deemed withdrawn or revoked should Purchaser determine not to purchase the Future Receivables from Business.

7. Events of Default. The following will be "Events of Default":

i. Business's breach of any representation, warranty, agreement, promise or covenant set forth in this Agreement;
ii. any act or omission by or on behalf of Business that has the result of interfering with, or circumventing, the payment to Purchaser of the Amount Sold, including without limitation, adding or changing processors without Purchaser's prior written consent, conducting business under an alternative name, making use of any depository accounts other than the Approved Accounts without Purchaser's prior written consent, encouraging customers to avoid making card payments or other act that results in a material decrease in the monthly number of deposits made and/or processing batches deposited to the Approved Accounts that is disproportionate to any changes in the Future Receivables, or manipulating the use and form of business entities for the purpose of avoiding Business's obligations hereunder;
iii. Business fails to assist Purchaser in maintaining access to electronic bank information for the Approved Accounts or fails to provide Purchaser copies of all documents related to Business's card processing activity or financial and banking affairs within five (5) days of a request by Purchaser;
iv. Business fails to permit Purchaser or its agent to complete a site inspection, including an inspection of Business's credit card processing terminals;
v. without Purchaser's consent, applying for, or agreeing to, any other cash advance or other financing that would affect the payment of the Amount Sold in any way, including but not limited to entering into a financing arrangement that requires Business to make daily payments;
vi. the sale of any of Business's assets outside the ordinary course of business without Purchaser's prior written consent;
vii. the sale of any of Business's Future Receivables without Purchaser's prior written consent;
viii. any transaction that results in a change of control of Business or Business's business without Purchaser's prior written consent;
ix. Business becomes subject to any material judgment or garnishment following the date under the Business's signature on the signature page of the FRSA;
x. there being four or more returned items to the Approved Accounts in any given calendar month; or
xi. Business fails to maintain a positive amount in the Direct Debit Account.

8. Remedies on Events of Default. Upon any Event of Default: (i) all unpaid amounts of the Amount Sold and any assessed fees will be immediately due and owing, including 100% of all existing and future receivables until the entire balance, fees and all deficiencies are paid in full; (ii) Purchaser will be entitled to recover from Business all Costs of Collection (as defined below); (iii) Purchaser may withdraw funds from any of Business's bank accounts including any Approved Account, by ACH, up to an amount equal to the then-unpaid Amount Sold and any assessed fees plus all of Purchaser's costs and expenses (including without limitation, all Costs of Collection); (iv) Purchaser may exercise any and all remedies available under Article 9 of the Uniform Commercial Code of any applicable jurisdiction as a secured creditor as it applies to the sale of accounts; (v) Purchaser may rescind this Agreement in its entirety, in which case Purchaser will be entitled to all remedies accorded to a party that successfully enforces a judicial rescission remedy under Delaware law; and (vi) Purchaser will otherwise be entitled to all remedies available to it under law. For purposes of this Agreement, "Costs of Collection" means any and all costs, including reasonable attorney's fees, incurred by Purchaser in connection with the defense, protection or enforcement of Purchaser's rights under this Agreement (including, without limitation, in connection with any bankruptcy proceeding). At Purchaser's election, Purchaser may increase the amount of the Purchased Percentage up to 100% (or up to 120% of the Alternative Daily Amount, whichever is greater) until Purchaser recovers all unpaid amounts of the Amount Sold, any assessed fees and Costs of Collection.

9. **Limitation of Liability.** BUSINESS AGREES THAT REGARDLESS OF ANY CLAIMS BUSINESS MAY HAVE AGAINST PURCHASER, BUSINESS'S SOLE REMEDY WILL BE AN ACTION AT LAW FOR ACTUAL MONEY DAMAGES THAT WILL NOT EXCEED THE GREATER OF (I) THE AMOUNT OF FUNDS OVERPAID TO PURCHASER OR (II) $1,000, AND THAT BUSINESS WILL NOT BE ENTITLED TO AND HEREBY WAIVES ANY AND ALL CLAIMS FOR, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, LOST PROFITS, STATUTORY, OR SPECIAL DAMAGES OF ANY KIND. IF BUSINESS FILES AN ACTION AGAINST PURCHASER AND THE MATTER IS DISMISSED OR PURCHASER PREVAILS IN THE MATTER, BUSINESS AGREES TO PAY ALL OF PURCHASER'S ATTORNEY'S FEES AND COSTS INCURRED IN THE MATTER, WHETHER IN COURT OR ARBITRATION.

10. **Waiver.** There will be effected no waiver by failure on the part of Purchaser to exercise, or delay in exercising, any right under this Agreement, nor will any single or partial exercise by Purchaser of any right under this Agreement preclude any other future exercise of any right. The remedies provided hereunder are cumulative and not exclusive of any remedies provided by law or equity.

11. **Governing Law.** Purchaser and Business (and any individual signing this Agreement) agree that this Agreement is accepted in Delaware. This Agreement and all transactions it contemplates, including all issues concerning the validity of the Agreement and any transactions it contemplates, the construction of its terms, and the interpretation, performance and enforcement of the rights and duties of the Business, Purchaser and each individual signatory (collectively the "Parties" for purposes of this Section 11) will be governed by and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would require the application of any other law. Without limiting the generality of the foregoing, the Parties agree that the laws of the State of Delaware will govern the entire relationship between and among the Parties, including without limitation, all issues or claims arising out of, relating to, in connection with, or incident to this Agreement and any transaction it contemplates, whether such claims are based in tort, contract, or arise under statute or in equity. The Parties acknowledge and agree that this Agreement is made and performed in the State of Delaware. All litigation, suits, court proceedings and other actions (except arbitration) relating to, arising out of or in connection with this Agreement or the transaction that is the subject of this Agreement, whether founded in contract, tort or otherwise, will be submitted to the in personam jurisdiction of the state and federal courts of the State of Delaware and the exclusive venue for all such suits, proceedings and other actions will be in New Castle County, Delaware or such other jurisdiction that may be mutually agreed to by the Parties. No action may be brought in any other state or jurisdiction. Notwithstanding the foregoing, Purchaser may elect to commence litigation and court proceedings in the state and federal courts of the state in which Business is located. The Parties hereby waive any claim against or objection to the in personam jurisdiction and venue in the courts of New Castle County, Delaware. The Parties hereby irrevocably waive any objection and any right of immunity on the ground of venue or the convenience of the forum, or to the jurisdiction of such courts or from the execution of judgments resulting therefrom. ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, COUNTERCLAIM, CROSS-CLAIM, OR THIRD-PARTY CLAIM BROUGHT BY ANY OF THE PARTIES HERETO ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO OR CONNECTED WITH THIS AGREEMENT.

12. **Arbitration.** EITHER PARTY MAY ELECT TO RESOLVE ANY CLAIMS OR DISPUTES RELATED TO THIS AGREEMENT BY NEUTRAL, BINDING ARBITRATION. AN ELECTION TO ARBITRATE A DISPUTE MAY BE MADE BY ANY PARTY BEFORE FILING A LAWSUIT OR IN RESPONSE TO A CLAIM, COUNTERCLAIM, OR CROSS CLAIM. ANY ARBITRATION HEARING AT WHICH BUSINESS APPEARS WILL TAKE PLACE WITHIN THE STATE OF DELAWARE OR OTHER STATE AS MAY BE MUTUALLY AGREED TO BY THE PARTIES (EXCEPT THAT IF THE BUSINESS IS LOCATED IN THE STATE OF KENTUCKY THE ARBITRATION SHALL TAKE PLACE WITHIN THE STATE OF KENTUCKY). IF ARBITRATION IS ELECTED, THE PARTY INITIATING THE ARBITRATION PROCEEDING MAY SELECT FROM THE FOLLOWING ARBITRATION ORGANIZATIONS, WHICH WILL APPLY THE APPROPRIATE RULES FOR COMMERCIAL CLAIMS TO ARBITRATE THE DISPUTE: AMERICAN ARBITRATION ASSOCIATION ("AAA"), OR ANY OTHER ORGANIZATION THAT PURCHASER APPROVES. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT IN ANY STATE. NO CLAIM SUBMITTED TO ARBITRATION WILL BE HEARD BY A JURY. ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET. SEQ.) AND NOT BY ANY STATE LAW CONCERNING ARBITRATION. THIS SECTION 12 WILL SURVIVE ANY TERMINATION OR TRANSFER OF THIS AGREEMENT. IF ANY PART OF THIS ARBITRATION CLAUSE, OTHER THAN WAIVERS OF CLASS ACTION RIGHTS, AS SET FORTH BELOW, IS DEEMED OR FOUND TO BE UNENFORCEABLE FOR

ANY REASON, THE REST WILL REMAIN ENFORCEABLE. IF A WAIVER OF CLASS ACTION RIGHTS IS DEEMED OR FOUND TO BE UNENFORCEABLE FOR ANY REASON IN A CASE IN WHICH CLASS ACTION ALLEGATIONS HAVE BEEN MADE, THE REMAINDER OF THIS ARBITRATION CLAUSE WILL BE UNENFORCEABLE.

EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT ANY CLAIMS AGAINST ANY OTHER PARTY AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY PUBLIC POLICY. TO THE EXTENT ANY PARTY IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST ANY OTHER PARTY, THE PARTIES HEREBY AGREE THAT: (1) THE PREVAILING PARTY WILL NOT BE ENTITLED TO RECOVER ATTORNEYS' FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT); AND (2) THE PARTY WHO INITIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS OR REPRESENTATIVE ACTION.

13. **Reporting.** By signing this Agreement Business and each individual signing this Agreement authorizes Purchaser to obtain a consumer or business credit report or background report on the Business and any individual that signs this Agreement. Any such report(s) that Purchaser obtains may include, without limitation, the business' or individuals' credit history or similar characteristics, employment and education verifications, social security verification, criminal and civil history, Department of Motor Vehicle records, any other public records, and any other information bearing on credit standing, credit capacity or character. Such reports will be used by Purchaser to determine if it will proceed with the purchase of the Future Receivables from Business. Business shall also provide and/or execute such further and additional documents, instruments, and writings as Purchaser may require in order to access and review any tax information (including tax returns) related to Business's business (including, without limitation, by executing a 4506T form with the Internal Revenue Service).

14. **Security Interest.** Business acknowledges that it is selling its Future Receivables to Purchaser and that, in accordance with Article 9 of the Uniform Commercial Code, such a transaction constitutes either the sale of accounts or general intangibles. The Uniform Commercial Code denotes the seller of accounts or general intangibles as a debtor and the purchaser of accounts or general intangibles as a secured creditor, with the purchaser retaining a security interest in the accounts or general intangibles as a purchaser. In order to secure Business's full performance of its obligations under this Agreement, Business hereby grants to Purchaser a first priority, continuing security interest in and to all of Business's present and future accounts, chattel paper, deposit accounts, personal property, assets and fixtures, general intangibles, instruments, equipment, inventory wherever located, and proceeds now or hereafter owned or acquired by Business. Upon any Event of Default, Purchaser may exercise any and all remedies available to secured parties under the Uniform Commercial Code or any other applicable law. Business also consents to Purchaser's creation and perfection of any and all instruments that Purchaser determines are reasonably necessary to perfect Purchaser's rights under this security interest, including without limitation, a UCC-1 financing statement.

15. **Irreparable Harm.** The parties expressly agree and acknowledge that a violation of this Agreement by Business will cause irreparable injury to Purchaser not adequately compensable in monetary damages. Business therefore agrees that in the event it breaches this Agreement, Purchaser shall be entitled as a matter of right to a restraining order, an injunction, a decree or decrees of specific performance, or other adequate relief in a court of competent jurisdiction, in addition to any remedies available at law or in equity.

16. **Account Information from Third Party Sites.** By signing the FRSA, Business authorizes Purchaser to retrieve Business's personal or company information maintained online by third-party financial institutions with which Business has relationships, maintains accounts or engages in financial transactions. Purchaser may work with one or more online financial service providers under contract to access this account information and review bank statements, including Yodlee, Inc. ("Yodlee"). More information pertaining to Yodlee can be found at http://www.yodlee.com.

By accepting these terms and conditions, Business authorizes Purchaser and Yodlee to access third party sites designated by Business, on Business's behalf, to retrieve information requested by Business, and to register for accounts requested by Business. For all purposes hereof, Business hereby grants Purchaser and Yodlee a limited power of attorney, and Business hereby appoints Purchaser and Yodlee as Business's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for Business and in Business's name, place and stead, in any and all capacities, to access third party internet sites, servers or documents, retrieve information, and use

Business's information, all as described herein, with the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such activities, as fully to all intents and purposes as Business might or could do in person. BUSINESS ACKNOWLEDGES AND AGREES THAT WHEN PURCHASER OR YODLEE ACCESSES AND RETRIEVES INFORMATION FROM THIRD PARTY SITES, PURCHASER AND YODLEE ARE ACTING AS BUSINESS'S AGENT, AND NOT THE AGENT OF, OR ON BEHALF OF, THE THIRD PARTY. Business agrees that third party account providers shall be entitled to rely on the foregoing authorization, agency and power of attorney granted by Business. Business understands and agrees that the Service is not endorsed or sponsored by any third party account providers accessible through the service.

17. DISCLAIMER OF WARRANTIES. BUSINESS EXPRESSLY UNDERSTANDS AND AGREES THAT:

BUSINESS'S USE OF THE YODLEE SERVICE (THE "SERVICE") AND ALL INFORMATION, PRODUCTS AND OTHER CONTENT (INCLUDING THAT OF THIRD PARTIES) INCLUDED IN OR ACCESSIBLE FROM THE SERVICE IS AT BUSINESS'S SOLE RISK. THE SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. PURCHASER AND YODLEE EXPRESSLY DISCLAIM ALL WARRANTIES OF ANY KIND AS TO THE SERVICE AND ALL INFORMATION, PRODUCTS AND OTHER CONTENT (INCLUDING THAT OF THIRD PARTIES) INCLUDED IN OR ACCESSIBLE FROM THE SERVICE, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

PURCHASER AND YODLEE MAKE NO WARRANTY THAT (i) THE SERVICE WILL MEET BUSINESS'S REQUIREMENTS, (ii) THE SERVICE WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR-FREE, (iii) THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICE WILL BE ACCURATE OR RELIABLE, (iv) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL PURCHASED OR OBTAINED BY BUSINESS THROUGH THE SERVICE WILL MEET BUSINESS'S EXPECTATIONS, OR (V) ANY ERRORS IN THE TECHNOLOGY WILL BE CORRECTED.

ANY MATERIAL DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE SERVICE IS DONE AT BUSINESS'S OWN DISCRETION AND RISK AND BUSINESS ARE SOLELY RESPONSIBLE FOR ANY DAMAGE TO BUSINESS'S COMPUTER SYSTEM OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF ANY SUCH MATERIAL. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY BUSINESS FROM PURCHASER OR YODLEE THROUGH OR FROM THE SERVICE WILL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THESE TERMS.

18. Limitation of Liability related to the Service. Business agrees that neither purchaser nor Yodlee nor any of their affiliates, account providers or any of their affiliates will be liable for any harms, which lawyers and courts often call direct, indirect, incidental, special, consequential or exemplary damages, including, but not limited to, damages for loss of profits, goodwill, use, data or other intangible losses, even if purchaser or Yodlee has been advised of the possibility of such damages, resulting from: (i) the use or the inability to use the service; (ii) the cost of getting substitute goods and services, (iii) any products, data, information or services purchased or obtained or messages received or transactions entered into, through or from the service; (iv) unauthorized access to or alteration of business's transmissions or data; (v) statements or conduct of anyone on the service; (vi) the use, inability to use, unauthorized use, performance or non-performance of any third party account provider site, even if the provider has been advised previously of the possibility of such damages; or (vii) any other matter relating to the service.

19. Indemnification for Use of the Service. Business agrees to protect and fully compensate Purchaser and Yodlee and their affiliates from any and all third party claims, liability, damages, expenses and costs (including, but not limited to, reasonable attorneys fees) caused by or arising from Business's use of the Service, Business's violation of these terms and conditions or Business's infringement, or infringement by any other user of Business's account, of any intellectual property or other right of anyone. Business agrees that Yodlee is a third party beneficiary of the above provisions, with all rights to enforce such provisions as if Yodlee were a party to these terms and conditions.

20. Proprietary Rights. Business is permitted to use content delivered to Business through the Service only on the Service. Business may not copy, reproduce, distribute, or create derivative works from this content. Further,

Business agrees not to reverse engineer or reverse compile any of the Service technology, including but not limited to, any Java applets associated with the Service.

21. **Content Business Provides.** Business is licensing to Purchaser and its service providers, including Yodlee, any information, data, passwords, materials or other content (collectively, "Content") Business provides through or to the Service. Purchaser and Yodlee may use, modify, display, distribute and create new material using such Content to provide the Service to Business. By submitting Content, Business automatically agrees, or promises that the owner of such Content has expressly agreed that, without any particular time limit, and without the payment of any fees, Purchaser and Yodlee may use the Content for the purposes set out above. As between Purchaser and Yodlee, Purchaser owns Business's confidential account information.

22. **Miscellaneous.** These Terms and Conditions, and any rights and licenses granted hereunder, may not be transferred or assigned by Business, but may be assigned by Purchaser without restriction or limitations. This Agreement will be binding upon Business and inure to the benefit of Purchaser, its successors and assigns. This Agreement will not constitute a contract until fully executed by all parties hereto; however, certain authorizations effective upon Business's signing of this Agreement (as expressly set forth in this Agreement) will be effective and binding immediately upon Business's signature and will not deemed withdrawn or revoked should Purchaser determine not to sign the Agreement. This Agreement constitutes the entire Agreement between the parties, and no representations, agreements, or understandings of any kind, either written or oral, will be binding upon the parties unless expressly contained herein. This Agreement is a complete and exhaustive statement of the terms of the parties' agreement, which may not be explained or supplemented by evidence of consistent additional terms or contradicted by evidence of any prior or contemporaneous agreement. In the event of any inconsistencies between these Terms and Conditions and any FRSA between Purchaser and Business, these Terms and Conditions will control. No modification of this Agreement will be effective unless it is in writing and signed by each of the parties, except that Purchaser can amend any of these Terms and Conditions, to the extent not prohibited by law, by giving Business prior written notice. If any provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the remaining provisions will not be affected in any manner. All individuals and entities executing this Agreement hereby acknowledge having the full power and authority to enter into and perform the obligations under this Agreement and that this Agreement does not violate the terms of any other agreement to which it is subject. The parties agree to execute such further and additional documents, instruments, and writings as may be necessary, proper, required, desirable, or convenient for the purpose of fully effectuating the terms and provisions of this Agreement, and Business agrees to cooperate and execute whatever documents Purchaser deems necessary to correct clerical errors in this Agreement or any other documents related to the transaction contemplated herein. The information submitted by Business as part of its application for this transaction is hereby incorporated into and made a part of this Agreement. The signatures to this Agreement may be evidenced by facsimile copies or other electronic means reflecting the party's signature hereto, including the use of services that comply with the requirements of the eSign Act and any such copy or signature will be sufficient as if it were an original signature. Business consents to the electronic delivery of the disclosures, notices, terms and conditions, other documents, and any future changes from Purchaser and acknowledges that it has access to a device with Internet capable of accessing and viewing electronic files and a valid email address, both of which are necessary to participate in e-delivery. Business also agrees that Purchaser does not need to provide Business with an additional paper (non-electronic) copy of the disclosures, notices, terms and conditions, and other documents, and any future changes, unless specifically requested.

Initials: ______________

SWIFT CAPITAL

Performance Guaranty

By signing an FRSA on behalf of Business (each such signer, a "Guarantor"), the Guarantors hereby assume and, jointly and severally, guarantee the full, complete and timely performance of all of Business's obligations under the Agreement in the event that there has been a violation by the Business of any of the representations, warranties and covenants in Section 2 of the Terms and Conditions. In such instance, Guarantors shall perform under the FRSA including paying or causing to be paid any amounts due that Purchaser would otherwise be entitled to collect from Business, under the terms of this Agreement, including without limitation, under Section 8 and Section 9 of these Terms and Conditions, immediately, upon notice from Purchaser describing Business's violation(s) of the representations, warranties and covenants in Section 2 in summary form. This guarantee shall be a guarantee of performance and not a guarantee of collection. Purchaser may proceed to enforce its rights against each Guarantor or any other guarantor of Business' obligations from time to time, prior to, contemporaneously with or after any enforcement against Business or without any enforcement against Business. The obligations of Guarantors are unconditional and absolute and shall remain in full force and effect and without regard to and shall not be released, discharged or in any way affected by

a) any amendment to this Agreement;
b) any exercise or non-exercise of or delay on exercising any right, remedy, power or privilege under or in respect of this Agreement;
c) any bankruptcy, insolvency, arrangement, composition, assignment for the benefit of creditors, or similar proceeding commenced by or against Business or any of its officers, directors or principals;
d) defects in the formation or authority of Business; or
e) any other circumstance that might otherwise constitute a legal or equitable discharge of a guarantor or surety.

If payment of any sum by Business is recovered as a preference of fraudulent conveyance under any bankruptcy or insolvency law, the liability of Guarantors under this guaranty shall continue and remain in full force and effect notwithstanding such recovery. The Guarantors to this Agreement are hereby notified that a negative credit report reflecting on his/her credit record may be submitted to a credit reporting agency if the provisions of this Section 13 are triggered by a violation by the Business. Each Guarantor acknowledges receiving a copy of this Agreement and having read the terms of this Agreement, including, without limitation, the guarantee set forth in this paragraph, and the Guarantor's signature on the FRSA will serve as confirmation that the Guarantor understands all terms and conditions of this Agreement. Each Guarantor agrees that this guarantee is continuing and absolute and that Purchaser may modify or extend the terms of this Agreement, or compromise, settle or release any other obligor under this Agreement without notice or consent by Guarantor and without affecting Guarantor's liability.

For the avoidance of doubt, Guarantor is obligated to pay the unpaid balance of the Amount Sold and any assessed fees only upon an Event of Default.

Business Name: KCI Investments, LLC

Owner/ Guarantor:	[signature] (Signature)	**Additional/ Guarantor:**	(Signature)
Print Name:	Kenneth Anstos	**Print Name:**	
Date:	10/27/14	**Date:**	

PG-Oct2014-A

Initials: [initials]

Form **8821**

(Rev. October 2012)

Department of the Treasury
Internal Revenue Service

Tax Information Authorization

▶ Information about Form 8821 and its instructions is at *www.irs.gov/form8821*.
▶ Do not sign this form unless all applicable lines have been completed.
▶ To request a copy or transcript of your tax return, use Form 4506, 4506-T, or 4506T-EZ.

OMB No. 1545-1165
For IRS Use Only
Received by:
Name ____
Telephone ____
Function ____
Date ____

1 Taxpayer information. Taxpayer must sign and date this form on line 7.

Taxpayer name and address (type or print)
KCI Investments, LLC
4033 South Dean Martin Drive
Las Vegas, NV 89103

Taxpayer identification number(s)
20-2564240

Daytime telephone number
303 953-6328

Plan number (if applicable)

2 Appointee. If you wish to name more than one appointee, attach a list to this form.

Name and address
Multiple 'Appointees', please see attached list.

CAF No. ....
PTIN ....
Telephone No. ....
Fax No. ....
Check if new: Address ☐ Telephone No. ☐ Fax No. ☐

3 Tax matters. The appointee is authorized to inspect and/or receive confidential tax information for the tax matters listed on this line. Do not use Form 8821 to request copies of tax returns.

(a) Type of Tax (Income, Employment, Payroll, Excise, Estate, Gift, Civil Penalty, etc.) (see instructions)	(b) Tax Form Number (1040, 941, 720, etc.)	(c) Year(s) or Period(s) (see the instructions for line 3)	(d) Specific Tax Matters (see instr.)
Withholding/Civil Penalty/ Excise Tax	941/943/944/945/6672/ CIV PEN/720	1st, 2nd, 3rd, 4th quarters 2004 through 2017	n/a
Unemployment/Heavy Use/ Civil Penalty	940/2290/CIV PEN	2004 through 2017	n/a
Income	1065/1120/1120S/990	2004 through 2017	n/a

4 Specific use not recorded on Centralized Authorization File (CAF). If the tax information authorization is for a specific use not recorded on CAF, check this box. See the instructions. If you check this box, skip lines 5 and 6 . . . . ▶ ☐

5 Disclosure of tax information (you **must** check a box on line 5a or 5b unless the box on line 4 is checked):

a If you want copies of tax information, notices, and other written communications sent to the appointee on an ongoing basis, check this box . . . . ▶ ☒

Note. Appointees will no longer receive forms, publications and other related materials with the notices.

b If you do not want any copies of notices or communications sent to your appointee, check this box . . . . ▶ ☐

6 Retention/revocation of tax information authorizations. This tax information authorization automatically revokes all prior authorizations for the same tax matters you listed on line 3 above unless you checked the box on line 4. If you do not want to revoke a prior tax information authorization, you **must** attach a copy of any authorizations you want to remain in effect and check this box . . . . ▶ ☐

To revoke this tax information authorization, see the instructions.

7 Signature of taxpayer. If signed by a corporate officer, partner, guardian, executor, receiver, administrator, trustee, or party other than the taxpayer, I certify that I have the authority to execute this form with respect to the tax matters and tax periods shown on line 3 above.

▶ IF NOT SIGNED AND DATED, THIS TAX INFORMATION AUTHORIZATION WILL BE RETURNED.

▶ DO NOT SIGN THIS FORM IF IT IS BLANK OR INCOMPLETE.

Signature: [signature] Date: 10/28/2014

Print Name: Kenneth Anstos Title (if applicable): Member

☐☐☐☐☐ PIN number for electronic signature

8821 Attachment

Appointee 1

Tax Guard, Inc.	CAF No.:	0306-56669R
11800 Ridge Parkway Suite 400	Telephone No.:	303-953-6328
Broomfield, CO 80021	Fax No.:	303-302-1817

Appointee 2

Jason S. Peckham, Esq. (Tax Guard, Inc)	CAF No.:	2006-18423R
11800 Ridge Parkway Suite 400	Telephone No.:	303-953-6325
Broomfield, CO 80021	Fax No.:	303-785-8085

Appointee 3

Tim Epperson	CAF No.:	None
11800 Ridge Parkway Suite 400	PTIN:	P01783534
Broomfield, CO 80021	Telephone No.:	303-953-6325
	Fax No.:	303-785-8717